BrianDexheimerJoins Plantronics Board of Directors

Seagate Chief Sales and Marketing Officer Brings Mix of Enterprise and Consumer Expertise to Plantronics’ Board

FOR INFORMATION, CONTACT: Dan Race Plantronics, Inc. 831-458-7005 dan.race@plantronics.com	FOR IMMEDIATE RELEASE April 1, 2008

SANTA CRUZ, CA – April 1, 2008 – Plantronics (NYSE:PLT) today strengthened its Board of Directors with the addition of Brian Dexheimer, chief sales and marketing officer at Seagate.

“Brian has a strong balance of enterprise and consumer expertise and a proven track record in helping companies grow their customer bases by anticipating future needs,” said Ken Kannappan, president and CEO of Plantronics. “His guidance and judgment in these areas will be very valuable to Plantronics.”

Promoted to chief marketing and sales officer in 2006, Dexheimer is responsible for the direction and management of Seagate’s five market-facing business units: Enterprise Storage, Personal Storage, Consumer Electronics Storage, Branded Solutions and New Business Initiatives. Prior to his current role, Dexheimer was the executive vice president of Sales, Marketing and Customer Service, where he helped Seagate grow its business in core markets and also expand to new markets with significant revenue opportunities.

A 22-year veteran of Seagate, Dexheimer has held a variety of leadership positions, including vice president and general manager of Seagate Removable Storage Solutions; senior vice president, Marketing and Product Line Management for Desktop disk drives; and senior vice president, Worldwide Sales and Marketing.

“Plantronics is at a very exciting stage in its 47-year history as trends in both the enterprise and consumer markets are increasing the value of the company’s offerings for the customer,” said Dexheimer. “I’m very pleased to join the Board of Directors and look forward to helping the company achieve its long-term business goals.”

Dexheimer holds a Bachelor of Science degree in Business Administration from The University of Portland and a Masters of Science degree in Business Administration from Pepperdine University.

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing and Clarity, For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, and Sound Innovation are trademarks or registered trademarks of Plantronics, Inc.

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